Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ROTTERDAM, Netherlands, April 30, 2012

LyondellBasell Reports First-Quarter 2012 Results

Solid Start to New Year

First-Quarter 2012 Highlights

•	$599 million net income or $1.04 diluted earnings per share

•	First-quarter EBITDA of $1,236 million

•	North American olefins and refining margins strengthened across the quarter

•	Operations at Berre refinery ceased in early January

•	Continued debt restructuring through refinancing; weighted average interest rate will reduce to approximately 5.5 percent

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2012 of $599 million, or $1.04 per share. First-quarter 2012 EBITDA was $1,236 million, a 131 percent increase from the fourth quarter 2011.

Comparisons with the prior quarter and first quarter 2011 are available in the following table.

Table 1 - Earnings Summary

	Three Months Ended
Millions of U.S. dollars (except share data)	March 31, 2012	December 31, 2011	March 31, 2011
Sales and other operating revenues	$11,879	$11,444	$12,252

Net income (loss)(a)	599	(218)	660

Diluted earnings (loss) per share (U.S. dollars)	1.04	(0.38)	1.15

Diluted share count (millions)	575	572	569

EBITDA(b)	1,236	536	1,402

(a)	Includes net income (loss) attributable to non-controlling interests. See Table 11.
(b)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

During the first quarter 2012, results improved across all business segments over the fourth quarter 2011. The most notable improvements were in the Olefins & Polyolefins – Americas segment, which benefitted from increased product pricing and lower feedstock costs, and in the Refining & Oxyfuels segment, which saw higher margins at the Houston refinery, abnormally strong margins in oxyfuels for this time of year, and the suspension of operations at the Berre refinery in early January.

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Results also reflect the following charges and benefits:

Table 2 - Charges (Benefits) Included in Net Income

	Three Months Ended
Millions of U.S. dollars (except share data)	March 31, 2012	December 31, 2011	March 31, 2011
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$431	$—
Berre refinery closure costs	—	136	—
Reorganization items	(5)	15	2
Corporate restructurings	—	18	—
Impairments	22	8	5
Warrants - mark to market	10	6	59
Insurance settlement	—	—	(34)
Settlement related to Houston refinery crane incident	—	(15)	—
Total pretax charges (benefits)	27	599	32
Provision for (benefit from) income tax related to these items	(5)	(151)	11
After-tax effect of net charges (credits)	$22	$448	$43
Effect on diluted earnings per share	($0.03)	($0.79)	($0.08)

“We had a solid start to 2012 as margins in North American olefins and our Houston refinery rebounded from the weak levels experienced in the fourth quarter of last year,” said Jim Gallogly, LyondellBasell Chief Executive Officer. “Benchmark margins in both businesses were excellent at the end of the quarter, and the momentum has continued into the second quarter. In North American olefins, planned and unplanned industry maintenance led to a reduction in the cost of raw materials and increased ethylene prices,” he said.

“The European olefins and polyolefins markets recovered from a very poor fourth quarter but were pressured by rising raw material costs, and generally remain weak. We continue to see steady results from our Intermediates and Derivatives, and Technology segments, as well as our differentiated businesses within Olefins & Polyolefins – Europe, Asia, International,” Gallogly said.

“In early April, we took further steps in advancing our capital structure and completed a very successful refinancing of nearly all of our higher cost debt. Combined with our fourth-quarter financing, we have reduced future interest expense by approximately $325 million annually,” Gallogly said.

OUTLOOK

Commenting on the near-term outlook, Gallogly said, “The margin improvement momentum that benefitted the first quarter has continued into April. With global oil prices north of $100 a barrel, U.S. natural gas approximately $2 per million BTUs and comparatively cheap natural gas liquids, U.S. ethylene manufacturers are in a great competitive position relative to other global producers. In refining, the benchmark Maya 2-1-1 crack spread remains strong, benefitting our Houston refinery.”

“Operationally, our Channelview turnaround is nearing completion and many of the units are already back on line. We have made significant investment in our facilities in recent years to ensure they operate safely and reliably. We are in a good position to benefit significantly from market opportunities in 2012 and beyond,” said Gallogly.

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LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins & Polyolefins – Americas; 2) Olefins & Polyolefins – Europe, Asia, International; 3) Intermediates & Derivatives; 4) Refining & Oxyfuels; and 5) Technology.

Olefins & Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3 - O&P–Americas Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2012	December 31, 2011	March 31, 2011
Operating income	$519	$328	$421
EBITDA	598	407	484

Three months ended March 31, 2012 versus three months ended December 31, 2011 – O&P-Americas segment EBITDA increased $191 million versus the fourth quarter 2011. Compared to the prior period, olefins results increased due to higher ethylene price and lower average feedstock cost. Average ethylene sales price increased 2 cents per pound while the company’s average cost-of-ethylene-production metric decreased approximately 10 cents per pound. The decrease in the cost-of-ethylene-production was driven by lower natural gas liquids pricing, particularly ethane. Ethylene production volume was reduced by approximately 200 million pounds as a result of a planned maintenance turnaround. Polyethylene results increased approximately $40 million, primarily as a result of increased pricing, which more than offset increased feedstock costs. Polypropylene results improved approximately $20 million from the fourth quarter 2011, primarily due to higher margins. Overall, polyolefin sales volumes were slightly higher in the first quarter 2012 compared to the fourth quarter 2011. A $10 million dividend was received in the first quarter 2012 from our Indelpro joint venture.

Three months ended March 31, 2012 versus three months ended March 31, 2011 – O&P-Americas results increased $114 million versus the first quarter 2011. Olefins results increased compared to the prior year period, largely as a result of significantly improved margins. This increase was partially offset by polyethylene results, which declined approximately $70 million as a result of lower margins caused by higher ethylene prices compared to the first quarter 2011. Despite lower industry profitability in polyethylene, the overall industry ethylene / polyethylene chain margin increased from the first quarter 2011. Polypropylene results were relatively unchanged compared to the first quarter 2011.

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Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2012	December 31, 2011	March 31, 2011
Operating income (loss)	$5	($55)	$179
EBITDA	103	62	333

Three months ended March 31, 2012 versus three months ended December 31, 2011 – O&P-EAI segment EBITDA increased $41 million versus the fourth quarter 2011. Olefins results increased approximately $20 million from the fourth quarter 2011 due primarily to higher volumes. Olefins price increases in the first quarter were offset by higher feedstock costs. Polyolefin results increased approximately $50 million from the prior period primarily due to higher polyethylene margins. Polypropylene compounds results increased approximately $10 million from the fourth quarter 2011. Dividends from joint ventures totaled $4 million during the first quarter 2012.

Three months ended March 31, 2012 versus three months ended March 31, 2011 – O&P-EAI segment EBITDA declined $230 million versus the first quarter 2011. Compared to the first quarter 2011, olefins results declined approximately $70 million and polyolefin results declined approximately $60 million. Both declines were driven primarily by lower margins. Polypropylene compounding results were flat compared to the prior year. Dividends from joint ventures decreased approximately $90 million.

Intermediates & Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, and ethylene oxide and its derivatives.

Table 5 - I&D Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2012	December 31, 2011	March 31, 2011
Operating income	$245	$134	$234
EBITDA	282	173	270

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Three months ended March 31, 2012 versus three months ended December 31, 2011 – I&D segment EBITDA increased $109 million versus the fourth quarter 2011. PO and PO derivatives results increased versus the prior period primarily due to the completion of planned maintenance turnarounds and stronger trade sales. Intermediates results increased versus the prior quarter primarily due to completion of planned maintenance turnarounds that negatively impacted acetyls and TBA sales in the fourth quarter.

Three months ended March 31, 2012 versus three months ended March 31, 2011 – I&D EBITDA increased $12 million compared to the first quarter 2011. PO and PO derivatives EBITDA increased slightly versus the prior year period due to improved margins in PO derivatives offset by weaker propylene glycol sales volumes used in deicing products. Intermediates results were flat compared to the prior period as improved BDO and TBA derivative margins were offset by lower results in ethylene oxide / ethylene glycols.

Refining & Oxyfuels (R&O) – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, petrochemical raw materials, methyl tertiary butyl ether (MTBE) and ethyl tertiary butyl ether (ETBE).

Table 6 - R&O Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2012	December 31, 2011		March 31, 2011
Operating income (loss)	$140	($196)		$164
EBITDA	192	(110	)*	210

*	Includes $136 million of charges related to the suspension of operations at the Berre refinery.

Three months ended March 31, 2012 versus three months ended December 31, 2011 – Refining & Oxyfuels segment EBITDA increased $302 million versus the fourth quarter 2011. The Houston refinery operated near capacity at 259,000 barrels per day, which was relatively unchanged from the prior quarter. Results for the Houston refinery increased approximately $30 million, as margins improved from the fourth quarter 2011. Relative to the industry benchmark, the Houston refinery’s realized margins were negatively affected by the residual effects of fourth quarter 2011 crude volatility, absence of certain synergies related to the Channelview maintenance turnaround, and low refinery byproduct pricing. Oxyfuels results experienced an increase of approximately $80 million, primarily related to stronger than typical seasonal margins. The Berre refinery suspended operations on January 4, 2012. During the quarter, fixed costs associated with securing the assets continued to occur but were more than offset by sales of inventory at the refinery. The Berre refinery results in the fourth quarter 2011 include $136 million of charges related to the suspension of operations.

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Three months ended March 31, 2012 versus three months ended March 31, 2011 – Refining & Oxyfuels segment EBITDA decreased $18 million versus the first quarter 2011. At the Houston refinery, EBITDA decreased approximately $110 million versus the prior year period. Results were driven by a lower industry average benchmark margin. Oxyfuels results improved approximately $90 million between the periods mainly as a result of stronger than typical seasonal margins and higher volumes. Operations at the Berre refinery were suspended on January 4, 2012.

Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2012	December 31, 2011	March 31, 2011
Operating income	$38	$11	$66
EBITDA	57	36	91

Three months ended March 31, 2012 versus three months ended December 31, 2011 – Results increased primarily due to higher licensing income and catalyst sales.

Three months ended March 31, 2012 versus three months ended March 31, 2011 – Licensing income declined compared to the first quarter 2011.

Liquidity

Company liquidity, defined as cash and cash equivalents plus funds available through established lines of credit, was approximately $4.1 billion on March 31, 2012. The company’s cash balance was approximately $1.7 billion on March 31, 2012.

Capital Spending

Capital expenditures, including maintenance turnaround, catalyst and information technology related expenditures, were $229 million during the first quarter 2012.

CONFERENCE CALL

LyondellBasell will host a conference call today, April 30, 2012, at 12:00 p.m. ET. Participating on the call will be: Jim Gallogly, Chief Executive Officer; Karyn Ovelmen, Executive Vice President and Chief Financial Officer; Sergey Vasnetsov, Senior Vice President - Strategic Planning and Transactions; and Doug Pike, Vice President of Investor Relations. The toll-free dial-in number in the U.S. is 888-606-9542. For international numbers, please go to the company website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 1037125.

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A replay of the call will be available from 3:00 p.m. ET April 30 to 11:00 p.m. ET on May 30. The replay dial-in numbers are 866-489-3828 (U.S.) and +1 203-369-1672 (international). The pass code for each is 2121.

A copy of the slides that accompany the call will be available on the LyondellBasell website at http://www.lyondellbasell.com/earnings.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive components, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil and natural gas; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2011, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

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NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We have included EBITDA in this press release. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDA means earnings before interest, taxes, depreciation and amortization, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations such as impairment charges, reorganization items, the effect of mark-to-market accounting on our warrants and current cost inventory adjustments. EBITDA also includes dividends from joint ventures. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures are provided in Tables 8 and 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,572	$4,010	$3,875	$3,423	$14,880	$3,349
Olefins & Polyolefins - Europe, Asia, International	3,944	4,264	3,918	3,334	15,460	3,866
Intermediates & Derivatives	1,692	1,777	1,617	1,401	6,487	1,699
Refining & Oxyfuels	4,720	5,833	5,869	4,311	20,733	4,261
Technology	139	126	129	112	506	119
Other/elims	(1,815)	(1,968)	(2,111)	(1,137)	(7,031)	(1,415)

Total	$12,252	$14,042	$13,297	$11,444	$51,035	$11,879

Operating income (loss):
Olefins & Polyolefins - Americas	$421	$509	$599	$328	$1,857	$519
Olefins & Polyolefins - Europe, Asia, International	179	207	144	(55)	475	5
Intermediates & Derivatives	234	235	259	134	862	245
Refining & Oxyfuels	164	296	454	(196)	718	140
Technology	66	23	7	11	107	38
Other	1	(5)	4	(21)	(21)	(1)
Current cost adjustment	—	—	—	—	—	—

Total	$1,065	$1,265	$1,467	$201	$3,998	$946

Depreciation and amortization:
Olefins & Polyolefins - Americas	$58	$59	$64	$65	$246	$65
Olefins & Polyolefins - Europe, Asia, International	57	66	69	70	262	69
Intermediates & Derivatives	34	37	35	36	142	35
Refining & Oxyfuels	42	46	48	61	197	50
Technology	24	16	21	23	84	18
Other	—	—	—	—	—	—

Total	$215	$224	$237	$255	$931	$237

EBITDA: (a)
Olefins & Polyolefins - Americas	$484	$578	$673	$407	$2,142	$598
Olefins & Polyolefins - Europe, Asia, International	333	275	261	62	931	103
Intermediates & Derivatives	270	314	297	173	1,054	282
Refining & Oxyfuels	210	353	519	(110)	972	192
Technology	91	42	45	36	214	57
Other	14	(9)	(7)	(32)	(34)	4

Total EBITDA	$1,402	$1,553	$1,788	$536	$5,279	$1,236

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$66	$138	$149	$72	$425	$102
Olefins & Polyolefins - Europe, Asia, International	42	37	46	110	235	60
Intermediates & Derivatives	5	15	25	54	99	18
Refining & Oxyfuels	101	58	53	43	255	38
Technology	7	3	8	8	26	9
Other	1	10	—	6	17	2

Total	222	261	281	293	1,057	229
Deferred charges included above	(1)	—	(2)	(4)	(7)	(1)

Capital expenditures	$221	$261	$279	$289	$1,050	$228

(a)	See Table 9 for a reconciliation of total EBITDA to net income.

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Table 9 - Reconciliation of EBITDA to Net Income

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Segment EBITDA:
Olefins & Polyolefins - Americas	$484	$578	$673	$407	$2,142	$598
Olefins & Polyolefins - Europe, Asia, International	333	275	261	62	931	103
Intermediates & Derivatives	270	314	297	173	1,054	282
Refining & Oxyfuels	210	353	519	(110)	972	192
Technology	91	42	45	36	214	57
Other	14	(9)	(7)	(32)	(34)	4

Total EBITDA	1,402	1,553	1,788	536	5,279	1,236

Adjustments to EBITDA:
Berre refinery closure costs	—	—	—	136	136	—
Sale of precious metals	—	(41)	—	—	(41)	—
Corporate restructurings	—	61	14	18	93	—
Environmental accruals	—	16	—	—	16	—
Settlement related to Houston refinery crane incident	—	—	—	(15)	(15)	—
Insurance settlement	(34)	—	—	—	(34)	—

Total Adjusted EBITDA	1,368	1,589	1,802	675	5,434	1,236

Add:
Income from equity investments	58	73	52	33	216	46
Unrealized foreign exchange (loss) gain	(3)	4	(17)	(11)	(27)	(10)
Deduct:
Adjustments to EBITDA	34	(36)	(14)	(139)	(155)	—
Depreciation and amortization	(215)	(224)	(237)	(255)	(931)	(237)
Impairment charges	(5)	(13)	(26)	(8)	(52)	(22)
Reorganization items	(2)	(28)	—	(15)	(45)	5
Interest expense, net	(155)	(164)	(145)	(542)	(1,006)	(95)
Joint venture dividends received	(96)	(11)	(55)	(44)	(206)	(14)
Provision for income taxes	(263)	(388)	(489)	92	(1,048)	(302)
Fair value change in warrants	(59)	6	22	(6)	(37)	(10)
Other	(2)	(5)	2	2	(3)	2

Net income (loss)	660	803	895	(218)	2,140	599
Adjustments to EBITDA	(34)	36	14	139	155	—
Premiums and charges on early repayment of debt	—	12	—	431	443	—
Reorganization items	2	28	—	15	45	(5)
Asset retirement obligation	—	—	10	—	10	—
Fair value change in warrants	59	(6)	(22)	6	37	10
Impairment charges	5	13	26	8	52	22
Tax impact of net income (loss) adjustments	11	(21)	(14)	(151)	(175)	(5)

Adjusted Net Income	$703	$865	$909	$230	$2,707	$621

Earnings (loss) per share:
Diluted earnings per share	$1.15	$1.38	$1.51	$(0.38)	$3.74	$1.04
Adjustments to net income (loss)	0.08	0.11	0.03	0.79	0.97	0.03

Adjusted diluted earnings per share	$1.23	$1.49	$1.54	$0.41	$4.71	$1.07

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Table 10 - Selected Segment Operating Information

	2011					2012
	Q1	Q2	Q3	Q4	YTD	Q1
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,089	1,929	2,134	2,201	8,353	1,988
Propylene produced	769	556	838	744	2,907	533
Polyethylene sold	1,405	1,377	1,368	1,343	5,493	1,448
Polypropylene sold	585	611	635	640	2,471	650
Benchmark Market Prices
West Texas Intermediate crude oil (USD
per barrel)	94.60	102.34	89.54	94.06	95.11	103.03
Light Louisiana Sweet (“LLS”) crude oil (USD
per barrel)	107.83	118.34	112.46	110.81	112.40	119.85
Natural gas (USD per million BTUs)	4.19	4.43	4.31	3.64	4.14	2.65
U.S. weighted average cost of ethylene production
(cents/pound)	32.6	33.8	34.3	41.6	35.6	28.5
U.S. ethylene (cents/pound)	49.3	57.5	55.8	54.4	54.3	54.9
U.S. polyethylene [high density] (cents/pound)	87.7	95.3	89.0	85.7	89.4	92.0
U.S. propylene (cents/pound)	71.7	87.3	76.5	57.8	73.3	67.2
U.S. polypropylene [homopolymer] (cents/pound)	100.8	113.8	103.0	84.3	100.5	93.7

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	997	999	926	807	3,729	947
Propylene produced	608	631	560	487	2,286	577
Polyethylene sold	1,305	1,279	1,349	1,210	5,143	1,316
Polypropylene sold	1,704	1,631	1,638	1,651	6,624	1,659
Benchmark Market Prices
Western Europe weighted average cost of ethylene
production (€0.01 per pound)	34.7	35.4	37.3	38.5	36.5	45.4
Western Europe ethylene (€0.01 per pound)	52.0	54.7	50.3	49.7	51.7	55.1
Western Europe polyethylene [high density] (€0.01
per pound)	62.1	65.9	59.9	58.4	61.6	65.1
Western Europe propylene (€0.01 per pound)	50.8	55.3	50.2	46.5	50.7	50.1
Western Europe polypropylene [homopolymer] (€0.01
per pound)	66.6	69.4	62.0	57.6	63.9	62.9

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	838	791	758	716	3,103	828
Ethylene oxide and derivatives	288	277	281	254	1,100	312
Styrene monomer	852	817	714	682	3,065	704
Acetyls	439	417	411	370	1,637	489
TBA Intermediates	485	459	433	418	1,795	462

Refining and Oxyfuels
Volumes
Houston Refining crude processing rate (thousands of
barrels per day)	258	263	269	262	263	259
Berre Refinery crude processing rate (thousands of
barrels per day)	101	85	79	61	82	N/A
MTBE/ETBE sales volumes (million gallons)	192	206	260	210	868	205
Benchmark Market Margins
Light crude oil - 2-1-1	6.00	10.28	9.54	5.26	7.80	9.34
Light crude oil - Maya differential	17.87	15.50	13.99	7.45	13.76	10.81
Urals 4-1-2-1 (USD per barrel)	7.81	7.71	8.76	8.02	8.08	N/A
MTBE - Northwest Europe (cents per gallon)	58.9	92.7	94.1	87.0	83.1	125.1

Source: CMAI, Bloomberg, LyondellBasell Industries

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Table 11 - Unaudited Income Statement Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues	$12,252	$14,042	$13,297	$11,444	$51,035	$11,879
Cost of sales	10,943	12,474	11,538	10,958	45,913	10,670
Selling, general and administrative expenses	211	247	239	231	928	224
Research and development expenses	33	56	53	54	196	39

Operating income	1,065	1,265	1,467	201	3,998	946
Income from equity investments	58	73	52	33	216	46
Interest expense, net	(155)	(164)	(145)	(542)	(1,006)	(95)
Other income (expense), net	(43)	45	10	13	25	(1)

Income before income taxes and reorganization items	925	1,219	1,384	(295)	3,233	896
Reorganization items	(2)	(28)	—	(15)	(45)	5

Income (loss) before taxes	923	1,191	1,384	(310)	3,188	901
Provision for (benefit from) income taxes	263	388	489	(92)	1,048	302

Net income (loss)	660	803	895	(218)	2,140	599
Net loss attributable to non-controlling interests	3	1	—	3	7	1

Net income (loss) attributable to the Company	$663	$804	$895	$(215)	$2,147	$600

LyondellBasell Industries	12
www.lyondellbasell.com

Table 12 - Unaudited Cash Flow Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net cash provided by operating activities	$221	$1,026	$1,531	$91	$2,869	$921

Net cash used in investing activities	(216)	(435)	(320)	(50)	(1,021)	(185)

Net cash provided by (used in) financing activities	28	(327)	(118)	(4,547)	(4,964)	(148)

LyondellBasell Industries	13
www.lyondellbasell.com

Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
Cash and cash equivalents	$4,383	$4,687	$5,609	$1,065	$1,670
Restricted cash	—	250	292	53	9
Accounts receivable, net	4,764	4,901	4,038	3,778	4,209
Inventories	5,726	5,577	5,682	5,499	5,208
Prepaid expenses and other current assets	1,100	1,098	1,097	1,040	1,002

Total current assets	15,973	16,513	16,718	11,435	12,098
Property, plant and equipment, net	7,440	7,569	7,363	7,333	7,426
Investments and long-term receivables:
Investment in PO joint ventures	444	436	422	412	415
Equity investments	1,586	1,654	1,594	1,559	1,605
Related party receivable	14	19	4	4	4
Other investments and long-term receivables	66	63	67	68	72
Goodwill	807	621	598	585	595
Intangible assets, net	1,344	1,310	1,237	1,177	1,149
Other assets, net	274	290	264	266	245

Total assets	$27,948	$28,475	$28,267	$22,839	$23,609

Current maturities of long-term debt	$253	$2	$2	$4	$—
Short-term debt	51	50	49	48	42
Accounts payable	4,099	3,999	3,307	3,414	3,545
Accrued liabilities	1,711	1,613	1,505	1,242	1,049
Deferred income taxes	246	315	315	310	310

Total current liabilities	6,360	5,979	5,178	5,018	4,946
Long-term debt	5,805	5,813	5,782	3,980	3,984
Other liabilities	2,043	2,110	2,021	2,277	2,281
Deferred income taxes	1,027	947	1,204	917	1,035
Stockholders’ equity (deficit)	12,671	13,579	14,025	10,593	11,310
Non-controlling interests	42	47	57	54	53

Total liabilities and stockholders’ equity (deficit)	$27,948	$28,475	$28,267	$22,839	$23,609

LyondellBasell Industries	14
www.lyondellbasell.com